Exhibit 99.1

Capitala Finance Corp. Announces Sale of Portfolio Assets

CHARLOTTE, N.C., September 13, 2016 – Capitala Finance Corp. (Nasdaq:CPTA) (the “Company”) announced today that it has generated approximately $47.6 million in proceeds from the sale of existing investments.

The Company sold a portion of ten existing investments based on June 30, 2016 fair values. Coupled with previously announced investment exits, the Company has substantial liquidity available for the next few quarters. The Company expects to actively invest in directly originated lower middle market investments, as well as opportunities to co-invest with Capitala Private Credit Fund V, LP, which recently completed its first close.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com